As filed with the Securities and Exchange Commission on December 15, 2005
                                           Registration Number: 333-


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                             LEISURE DIRECT, INC.
             ---------------------------------------------------
             (Exact name of Registrant as specified in Charter)

              Nevada                                  98-0335555
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     (State of Incorporation)                (I.R.S. Employer I.D. Number)

        1070 Commerce Drive, Building II, Suite 303, Perrysburg, OH 43551
        -----------------------------------------------------------------
                    (Address of Principal Executive Offices)

                          2005 EQUITY INCENTIVE PLAN
                          --------------------------
                              (Full Title of Plan)

                                JOHN AYLING
                             Leisure Direct, Inc.
                  1070 Commerce Drive, Building II, Suite 303
                            Perrysburg, OH 43551
                               (419) 873-1111
            --------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:
                              ROBERT BRANTL, ESQ.
                               322 Fourth Street
                              Brooklyn, NY 11215
                                (718) 768-6045

                       CALCULATION OF REGISTRATION FEE

                                  Proposed        Proposed
Title of                          Maximum         Maximum
Securities        Amount          Offering        Aggregate     Amount of
to be             to be           Price per       Offering      Registration
Registered        Registered (1)  Share (2)       Price (2)     Fee
----------------------------------------------------------------------------
Common Stock,    2,500,000 shares    $.45         $1,125,000      $120.38
 $.001 par value

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(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 2,500,000 shares by $.45, the closing price of shares of the Common Stock on the OTC Bulletin Board on December 12, 2005.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Leisure Direct, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

     (a) Leisure Direct's Annual Report on Form 10-KSB for the year ended December 31, 2004;

     (b) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended March 31, 2005;

     (c) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended June 30, 2005;

     (d) Leisure Direct's Current Report on Form 8-K dated August 31, 2005;

     (e) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended September 30, 2005;

     (f) the description of Leisure Direct's Common Stock contained in its Registration Statement on Form SB-2 (No. 333-53186).

     Leisure Direct is also incorporating by reference all documents hereafter filed by Leisure Direct pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

            Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Leisure Direct, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Leisure Direct.

Item 6.  Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section
78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

     The Bylaws of Leisure Direct provide that the corporation shall indemnify its directors and officers to the maximum extent provided by the Nevada General Corporation Law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

   4.1   2005 Equity Incentive Plan

     5   Opinion of Robert Brantl, Esq.

  23.1   Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

  23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.  Undertakings.

     Leisure Direct hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Leisure Direct pursuant to the provisions of the Nevada General Corporation Law or otherwise, Leisure Direct has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Leisure Direct of expenses incurred or paid by a director, officer or controlling person of Leisure Direct in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Leisure Direct will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Leisure Direct, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perrysburg and the State of Ohio on the 14th day of December, 2005.

                                 LEISURE DIRECT, INC.


                                 By:/s/ John Ayling
                                 -----------------------
                                 James Ayling, President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 14, 2005.

/s/ John Ayling
-----------------------
John Ayling, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer